Shareholder meeting results (Unaudited)
January 15, 2010 meeting
At the meeting, each of the nominees for Trustees was elected with all funds of the Trust voting together as a single class, as follows:

      Votes for			Votes withheld
Ravi Akhoury 		2,566,689,700 		3,929,918
Jameson A. Baxter 	2,566,704,258 		3,915,360
Charles B. Curtis 	2,566,702,967 		3,916,651
Robert J. Darretta 	2,566,745,632 		3,873,986
Myra R. Drucker 	2,566,694,748 		3,924,870
John A. Hill 		2,566,712,158 		3,907,460
Paul L. Joskow 		2,566,754,802 		3,864,816
Elizabeth T. Kennan 	2,566,690,713 		3,928,905
Kenneth R. Leibler 	2,566,733,552 		3,886,066
Robert E. Patterson 	2,566,763,419 		3,856,199
George Putnam, III 	2,566,693,850 		3,925,768
Robert L. Reynolds 	2,566,757,540 		3,862,078
W. Thomas Stephens 	2,566,760,127 		3,859,491
Richard B. Worley 	2,566,734,621 		3,884,997

For the 700 Fund at the January 15, 2010 meeting
A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for Votes against 	Abstentions 	Broker non-votes
4,657,567 	145,444 		309,053 		2,763,913

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was approved as follows:

Votes for Votes against 	Abstentions 	Broker non-votes
4,634,218 	144,627 		333,219 		2,763,913

For the 500 Fund at the December 18, 2009 meeting
A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for Votes against 	Abstentions 	Broker non-votes
6,814,249 	228,384 		338,464 		4,351,922

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was approved as follows:

Votes for Votes against 	Abstentions 	Broker non-votes
6,801,636 	228,749 		350,713 		4,351,921

All tabulations are rounded to the nearest whole number.